Exhibit 99.1

RICA FOODS, INC ANNOUNCES THAT IT HAS RECEIVED NOTICE OF DELISTING FROM

THE AMERICAN STOCK EXCHANGE ( AMEX )

Miami, Florida, June 27, 2006. Rica Foods, Inc (AMEX: “RCF”) announced today that the Company received a notice from the Committee on Securities of the American Stock Exchange that the Committee had affirmed the decision of the Listing Qualifications Panel to delist the Company’s common stock from AMEX pursuant to Rule 1003(d) of the Amex Company Guide. As previously announced, the staff of the Listing Qualifications Department had initiated delisting procedures due to the Company’s delinquency in filing required reports with the Securities and Exchange Commission.

The Company intends to seek quotation of its securities on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, to the extent market makers demonstrate an interest in trading in the Company’s common stock. However, the Company can give no assurance that trading in its stock will commence on the Pink Sheets or in any other forum. In addition, the Company may not be able to satisfy certain requirements of the Pink Sheets or other trading forums until it becomes current with the filing of its required SEC reports.

Rica is the parent Company of the largest poultry producer in Costa Rica. The Company owns Corporación Pipasa, S.A. which covers approximately 52% of the Costa Rican total poultry market. Pipasa is considered as one of the most recognized leaders in Central America in chicken production, reaching agreements to supply poultry products in Costa Rica to Burger King, Pizza Hut, Price Smart, Subway, KFC, Gerber Products, Restaurantes As, and to Mc Donald’s restaurants in Central America.

This press release contains “ forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward -looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors that could affect the Company´s results, reference is made to the Company’ s registration statements, reports, or other documents filed with the Securities and Exchange Commission.

For more information please contact: mmarenco@pipasa.net